January 24th, 2006

Mr. Mark E. Gitter
932 W. Olive Avenue
Sunnyvale, CA 94086
408-891-4116

Re:	Offer of Employment at Wherify Wireless, Inc.

Dear Mark:

We are very pleased to invite you to join Wherify Wireless, Inc. (the “Company”). This letter shall serve to set forth the terms of employment offered to you by the Company and to acknowledge your acceptance of the employment on such terms as detailed below. This letter (“Agreement”) shall become effective upon the mutually agreed upon start date of your employment with the Company.

Duties and Responsibilities. You shall serve as Treasurer and Chief Financial Officer of the Company, with functional responsibility over the Company’s financial, human resources and investor relations’ functions. You shall render such business and professional services in the performance of your duties, consistent with your position and the Bylaws of the Company and as shall reasonably be assigned to you by the Company’s Chief Executive Officer and/or the Board of Directors. You shall report directly to the Chief Executive Officer. This offer is for a full time position, located at the headquarters of the Company in Redwood Shores, California. The position may require you to travel to other locations as may be necessary to fulfill your responsibilities. A performance review will occur annually.

Compensation.  During the period beginning as of the Effective Time the Company shall pay you as compensation for your services an initial monthly base salary of $14,583.33. This equates to a base compensation annualized rate of $175,000. Thereafter, your compensation shall be subject to periodic review and adjustment, at least annually, by the Chief Executive Officer. Your salary shall be paid in accordance with the Company’s customary payroll practice, subject to applicable withholding.

Benefits and Vacation. You will be eligible to receive the Company’s standard employee benefits package, including its medical insurance, dental insurance, vision insurance and disability insurance, and to accrue paid vacation and holidays under the Company’s vacation plan. Your vacations shall be scheduled at a mutually agreeable time for the Company and yourself, provided that you shall receive not less than 15 days of paid vacation per year and such days shall accrue if not used.

Director and Officer Insurance.  The Company shall obtain and maintain coverage for you under a director and officer insurance policy during the term of your employment that is equal to or comparable to the same coverage to the Company’s other executive officers and in amount and upon terms customary to similarly situated companies.

Expenses. The Company shall reimburse you for reasonable travel and other expenses incurred by you in the furtherance of or in connection with the performance of your duties on behalf of the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Stock Option. The senior management of the Company will recommend that the Board of Directors grant you an option to purchase up to 260,000 shares of the Company’s Common Stock under the terms of the Company’s 2004 Stock Option Plan and shall be exercisable for a period of ten (10) years. Options typically are granted at the next meeting of the Company’s Board of Directors following your commencement of employment. The exercise price for this option will be the fair market value of the Company’s Common Stock on the grant date of such option. Each stock option grant will be in the form of incentive stock options in the maximum amount permitted by applicable law. You will also be considered for additional grants of stock options in connection with each review, at least annually, by the Board. Following your formal written acceptance of the stock option grant, the option will vest in accordance with the following schedule:

(i) the option will vest with respect to twenty five percent of the total number of shares purchasable upon exercise of the option (25% of the total option grant) after 12 months of continuous employment; and
(ii) the option will vest with respect to an additional 1/48th of the option shares (approximately 2.08333% of the total option grant) at the close of each month during the remaining term of the option, so that the entire option is vested after four years of continuous employment.

Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard form of “Employee Confidential Information and Inventions Agreement.” A copy of this Agreement will be forwarded to you for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will”.

Voluntary Termination; Termination for Cause. In the event that your employment with the Company is terminated voluntarily by you or for Cause by the Company, then (i) all options which have been vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to within the required timeframe allowed by law and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company’s insurance plan immediately prior to termination (“Health Care Coverage”) by electing COBRA continuation coverage (“COBRA”) in accordance with applicable law.

Termination upon Death or Disability. In the event that your employment with the Company is terminated as a result of your death or permanent disability then (i) all options which have been vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) the Company shall pay to you, your estate or your designated trust, as applicable, all payments of Base Salary accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to within the required timeframe allowed by law and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company’s Health Care Coverage by electing COBRA in accordance with applicable law. For purposes hereof, the term “permanent disability” shall mean your inability to perform your duties as they exist at the time disability commences on account of illness, accident or other physical or mental incapacity which shall continue for a consecutive period of ninety (90) days or an aggregate of one hundred twenty (120) days in any consecutive twelve-month period.

Termination without Cause or resignation as a result of Constructive Termination.  In the event that your employment with the Company is terminated by the Company without Cause or through your resignation as a result of Constructive Termination, then (i) all options which have been vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately; (iii) unvested options will forfeit back to the Company on the date of termination, (iv) the Company shall pay to you a severance payment, in monthly installments, equal to your Base Salary for a period of three (3) months, but only if such termination occurs subsequent to your achieving a satisfactory performance review as given by the CEO and (v) the Company shall be responsible for all costs relating to maintaining your Health Care Coverage for you and your dependents under COBRA during the severance period. You shall be entitled to continue medical and dental insurance coverage for yourself and your dependents for the remaining period, at your expense in accordance with applicable law. However, such Health Care Coverage shall terminate upon your obtaining alternative Health Care Coverage (after completing any waiting periods for such coverage to become effective.)

Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources Department.

Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

Start Date; Acceptance of Offer. We hope that you will accept this offer promptly, and begin your full-time employment at Wherify by February 13th, 2006. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me at your earliest convenience.

Mark, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Wherify.

Sincerely,

/s/ Timothy Neher
Timothy Neher
Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Wherify Wireless, Inc. on the terms described in this letter.

Signature:	/s/ Mark E. Gitter
Mark E. Gitter

Date: 1/27/06

My start date will be: 1/13/06